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                                                                   Exhibit 10.29

                             GILDAN ACTIVEWEAR INC.
      (Corporation incorporated under the CANADA BUSINESS CORPORATIONS ACT)

$15,000,000                                                              No. A-5

                              Unsecured Debenture
================================================================================

1         DEFINED TERMS AND INTERPRETATION

1.1       DEFINITIONS

For the purposes of this Debenture, the following expressions shall have the following meanings:

1.1.1     "CAPITAL AMOUNTS" shall means the capital amount of $15,000,000;

1.1.2     "CORPORATION" means Gildan Activewear Inc.;

1.1.3     "DEBENTURE" means this Unsecured Debenture No. A-5;

1.1.4 "EVENT OF DEFAULT" has the meaning ascribed thereto in Article 8 hereof;

1.1.5 "EXCESS CASH FLOW" means the net after tax profits plus depreciation and amortization but less the amount of (a) repayment of long-term and (b) disbursements in connection with the project contemplated under section 2.3 of the Subscription Agreement;

1.1.6     "HOLDER" means Le Fonds de solidarite des travailleurs du Quebec
          (F.T.Q.);

1.1.7 "INDEBTEDNESS" means the unpaid portion of the Capital Amount and the unpaid portion of the accrued interest payable on the Capital Amount pursuant to the provisions hereof, together with all arrears thereof;

1.1.8     "MATURITY DATA" shall means the 25th day of June 2004;

1.1.9 "SUBSCRIPTION AGREEMENT" means the Subscription Agreement entered into this day between the Corporation and the Holder.




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1.2       OTHER INTERPRETATIONAL PROVISIONS

1.2.1 SUCCESSORS AND ASSIGNS: Except as otherwise specified herein, all references in this Debenture to any person shall be deemed to include such person's successors and permitted assigns.

1.2.2 CURRENCY: Except as otherwise specified herein, all references to dollars in this Debenture are to Canadian dollars.

1.2.3 GENDER: Whenever the context so requires, the neuter gender includes the masculine or feminine and the singular includes the plural and vice versa.

1.2.4 PARTIES OR PARTY: Whenever used in this Debenture or in any Schedule, "PARTIES" shall mean the Corporation and the Holder, and PARTY shall mean either the Corporation of the Holder, in each case as the context may require.

1.2.5 TITLES AND HEADINGS: The titles and other headings contained in this Debenture are for reference purposes only and shall not affect in any way the meaning or interpretation to be given to this Debenture.

1.2.6 PREAMBLE: The preamble to this Debenture forms an integral part hereof.

2.        PROMISE TO PAY

2.1 PAYMENTS: For and in consideration of the sum of $15,000,000 advanced this day to the Corporation, the receipt of which is hereby acknowledged, the Corporation hereby acknowledges owing and promises to pay to the Holder the following:

2.1.1 CAPITAL AMOUNT: The Corporation shall pay the Capital Amount to the Holder on the Maturity Date at the registered office of the Holder or at any other place which the Holder may communicate from time to time in writing to the Corporation;

2.1.2 INTEREST: The Corporation shall pay interest to the Holder on the unpaid portion of the Capital Amount until paid in full at a yearly rate of twelve percent (12%) for the period from the date of the Issuance of this Debenture until the second anniversary of the date of issuance of this Debenture and at the rate of



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          thirteen percent (13%) for the period from the second anniversary of the date of issuance of this Debenture until payment in full of the Capital Amount, calculated daily and payable monthly on the last day of each month, and interest on all overdue interest at a yearly rate of thirteen percent (13%), calculated daily and compounded monthly; and

2.1.3 ARREARS: The Corporation shall pay interest on any and all arrears on the payment of the Capital Amount until fully paid, at a yearly rate of thirteen percent (13%) calculated daily and compounded monthly in arrears.

2.2 PLACE OF PAYMENT: All payments to be made to the Holder pursuant to this Debenture shall be made at the registered office of the Holder or at any other place with the Holder may communicate from time to time in writing to the Corporation.

3.        REDEMPTION
          ----------

3.1 REDEMPTION BY HOLDER: Subject to section 8.2 below, the Holder may not request the redemption of the Debenture prior to the Maturity Date.

3.2 REDEMPTION BY CORPORATION: Provided the Corporation is not in default hereunder, the Corporation may at any time and from time to time prepay the whole or any portion of the Capital Amount in minimum instalments of $100,000, subject to the payment of an indemnity equal to three percent (3%) of the Capital Amount being prepaid.

4.        SECURITY
          --------

4.1       The Debenture is unsecured.

5.        RANK
          ----

5.1 The Debenture shall rank junior to all secured indebtedness or preferred creditors of the Corporation but PARI PASSU with Debenture A-4 issued by the Corporation on June 25, 1998 and any other debenture issued by the Corporation and without distinction or preference with all the other creditors of the Corporation.
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6.        COVENANTS
          ---------

6.1 The Corporation hereby covenants and agrees in favour of the Holder as follows:

6.1.1 LONG-TERM DEBT: The secured long term debt of the Corporation shall not exceed Sixty Million Dollars ($60,000,000) without the prior written consent of the Holder;

6.1.2 BARBADIAN OPERATIONS: In the event the Corporation directly or indirectly establishes a place of business or expands its operations in Barbados, then the Corporation shall ensure that all Excess Cash Flow generated from Barbadian operations is forthwith repatriated to Canada, unless the prior written consent of the board of directors of the Corporation and of the Holder, acting reasonably, is obtained;

6.1.3 CURRENT RATIO: The Corporation will not permit its current ratio of current assets to current liabilities to be less than 1.2:1 at any time;

6.1.4 DEBT TO EQUITY RATIO: The Corporation will not permit the ratio of its total debt (including all debentures issued by the Corporation) to equity to be more than 3:1 at any time; and

6.1.5 EBITDA: The Borrower will maintain as at the end of each fiscal year prior to the Maturity Date, a ratio of its earnings before interest, taxes and depreciation to the sum of (a) principal payments which the Corporation was required to make on its long-term debt during each such fiscal year and (b) interest payable during each such fiscal year on the Corporation's long-term debt, of not less than 2:1.

7.        REPLACEMENT ISSUE UPON LOSS OF THE DEBENTURE
          --------------------------------------------

7.1 In case of deterioration or loss, destruction or theft of this Debenture, the Corporation shall, subject to section 7.2, issue, sign and deliver a new Debenture having the same date, the same Capital Amount and the same tenor as the Debenture, in exchange for and in replacement of the Debenture.

7.2 The Holder shall assume the cost of the issue and shall also, as a condition precedent to the issue of the new Debenture, provide the Corporation with (a) proof of an attestation regarding the deterioration, loss, destruction or theft of the
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          Debenture which is reasonably acceptable to the Corporation and (b) an indemnity bond in form and tenor reasonably acceptable to the Corporation.

8.        DEFAULT UNDER THE DEBENTURE AND ENFORCEMENT

8.1       An event of default ("EVENT OF DEFAULT") shall arise if:

8.1.1 the Corporation fails to make any payment of the Capital Amount or fails to make any interest payment when due and the Corporation does not remedy such default within ten (10) days after having received a written notice from the Holder to such effect:

8.1.2 the Corporation fails to perform or comply with any of the covenants under section 6 above or with any other undertaking or any condition hereof and the Corporation does not remedy such default within ten
          (10) days after the Corporation has received a written notice from the Holder to such effect;

8.1.3 (a) an order is issued or a resolution passed to wind up the Corporation, or (b) the Corporation makes a proposal or an assignment of its property for the benefit of its creditors, or (c) a petition under the COMPANIES CREDITORS ARRANGEMENT ACT (Canada) or for a receiving order is filed against the Corporation and is not refused within 30 days of the filing of such petition or a receiver is appointed thereto under the BANKRUPTCY AND INSOLVENCY ACT (Canada) or any other insolvency legislation, or (d) a seizure is made (unless the seizure is validly contested) or a judgment is enforced on the aggregate or a material part of the property of the Corporation or on the shares held by the Corporation in the share capital of a subsidiary of the Corporation which is material to the operation of the Corporation's business, or (e) the Corporation ceases to operate its business:

8.1.4     the Corporation loses its legal existence;

8.1.5 unless otherwise agreed to in writing by the Holder, there is a change of control (as that term is defined in section 2(3) of the CANADA BUSINESS CORPORATIONS ACT) of the Corporation;

8.1.6 the Corporation is under default pursuant to an agreement executed with the Holder and the Corporation does not remedy such default within the prescribed period provided in such agreement or, if no such period is provided, within a ten


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          (10) day period following a written notice to that effect given by the
          Holder to the Corporation;

8.1.7 in any such case where it may have a material adverse effect on the Corporation, (a) the Corporation is in default pursuant to any other financial agreement or other agreement material in nature to the operations of the Corporation and the Corporation does not remedy such default within the period provided for in such agreement, or (b) any sum payable by the Corporation becomes due by anticipation in accordance with any default in any contract or financial undertaking, provided however, that if such default is remedied by the Corporation or waived by the beneficiary thereof, then the Corporation with the present paragraph; or

8.1.8 any of the above-described events occurs with respect to any subsidiary (as this term is defined in section 2(5) of the CANADA BUSINESS CORPORATIONS ACT) of the Corporation provided that such event may have a material adverse effect on the assets of the Corporation, its business or its financial situation on a consolidated basis.

8.2 Upon the occurrence of an Event of Default and without prejudice to any other rights it may have in law, the Holder may, at its option, by written notice given to the Corporation in the manner set out in section 9.1, require the reimbursement of the Debenture, and the Corporation shall then promptly pay to the Holder the unpaid portion of the Indebtedness.

8.3 When an event of default occurs, the Holder may, at its option, assert its rights through any action, proceeding, recourse or procedure authorized or permitted by law and may file its evidence and other documents necessary or desirable in order that the Holder's demands may be considered in any winding-up or other procedure, in respect of the Corporation.

8.4 Unless the sending of a notice is provided for in the circumstances, in which case the notice shall constitute a putting in default, the Corporation's default shall be established by the mere lapse of the time allotted to perform its obligation or to remedy an omission to perform it and no putting in default shall then be necessary.

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8.5       The Holder shall not be obliged to receive any partial payment of the
          Indebtedness outstanding, however, the acceptance of such partial payment shall not entail a waiver for the remainder.

9.        GENERAL PROVISIONS

9.1 NOTICE: Any and all notices to be given hereunder shall be given in writing and sent by registered mail, telecopier or other technological means of reproducing, in writing, said notices, or by personal delivery thereof, and for the purposes of all acts and notices to be given and executed hereunder, the parties hereby elect domicile at the following addresses or such others as the parties may advise in writing, in accordance with the provisions hereof:

          TO THE HOLDER: Fonds de solidarite des travailleurs du Quebec (F.T.Q.)
                         8717 Berri Street
                         Montreal, Quebec
                         H2M 2T9

                         ATTENTION: LEGAL SERVICES

                         Facsimile number: 514/383-2500

          and            Attention: Director, Investments.
                         SECTORS OF TRANSPORT, TEXTILE, WOOD, PAPER AND OTHER

                         Facsimile number: 514/383-2505

          TO THE         Gildan Activewear Inc.
          CORPORATION:   725 Montee de Liesse
                         Montreal, Quebec
                         H4T 1P5

                         ATTENTION: CHIEF EXECUTIVE OFFICER

                         Facsimile number: 514/738-2269


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          WITH A COPY TO:     Hart, Saint-Pierre
                              1 Place Ville-Marie
                              Suite 2125
                              Montreal, Quebec
                              H3B 2C6

                              Attention: Gino Martel
                              ----------------------

                              Facsimile number: 514/866-8323

9.2 ASSIGNMENT: Subject to prior written notification to the Corporation, the Holder may transfer or assign any of its rights under this Debenture either in whole or in part.

9.3 CONCURRENT REMEDIES: The rights and remedies available to the Holder under the terms of this Debenture or recognized by law may be exercised concurrently and are not alternatives.

9.4 RENUNCIATION: The failure or omission by the Holder to require that the Corporation or the parties bound by the undertakings contemplated by this Debenture perform any of their obligations under the terms of this Debenture, or to exercise any right or remedy available to it, shall not prejudice the Holder's right to subsequently demand the execution thereof or to subsequently exercise such right or remedy, unless the Holder has expressly renounced to its right to do so in writing. Such a renunciation is valid only for those matters which are specifically mentioned therein.

9.5 FURTHER ASSURANCES: Upon reasonable request, the parties agree to sign and to ensure the signature of all documents, and to perform and to ensure the performance of all acts which are necessary or useful in order to give full effect to the letter and to the spirit of this Debenture.

9.6 SEVERABILITY: If any term or provision of this Debenture shall be held invalid or unenforceable, the remaining terms hereof shall not be affected but shall be valid and enforced to the fullest extent permitted by law. The parties hereto shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose hereof.

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9.7       DOMICILE: For the purposes of the Debenture, the Corporation elects domicile in the judicial district of Montreal.

9.8 ENTIRE AGREEMENT: This Debenture constitutes the entire agreement between the parties relating to the subject matter hereof and all prior proposals, discussions and writings by and between the parties and relating to the subject matter hereof are superseded.

9.9 GOVERNING LAW: This Debenture shall be interpreted by and construed according to the substantive laws of the Province of Quebec.

IN WITNESS WHEREOF, this Debenture has been duly signed by the Corporation on this 15th day of January, 1999.



                                    GILDAN ACTIVEWEAR INC.,

                                    Per:    /s/ H. Gregory Chamandy
                                          --------------------------------------
                                    Name:   H. Gregory Chamandy
                                    Title:  Chairman and Chief Executive Officer